UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 16, 2007

Date of Report (date of earliest event reported)
OMNITURE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-52076	87-0619936

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
550 East Timpanogos Circle
Orem, UT 84097

(Address of principal executive offices, including zip code)
(801) 722-7000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement
On August 17, 2007, Omniture, Inc. (the “Company”) entered into a Third Amended and Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank, which amends and restates the Company’s Second Amended and Restated Loan and Security Agreement, dated as of January 10, 2006, with Silicon Valley Bank. The Loan Agreement provides for (i) a revolving line of credit in an amount of up to $10.0 million that is subject to a borrowing base formula, provided that the first $3.0 million of revolving loans are available on a non-formula basis, and (ii) a term loan facility in an amount of up to $20.0 million, the proceeds of which are to be used to finance equipment purchases. Of the $20.0 million available under the term loan facility, $9.6 million in proceeds were previously advanced under the Second Amended and Restated Loan and Security Agreement. The revolving line of credit can be used to (a) borrow revolving loans, (b) issue standby letters of credit, (c) enter into foreign exchange contracts and (iv) support certain cash management services. Currently there is $0.5 million outstanding in revolving loans and approximately $5.5 million outstanding under the term loan facility.
Revolving loans may be borrowed, repaid and reborrowed until August 15, 2008, at which time all amounts borrowed must be repaid. Revolving loans will bear interest, at the Company’s option, at either (i) a floating per annum rate equal to Silicon Valley Bank’s prime rate or (ii) a per annum rate equal to the rate at which dollar deposits are offered in the London interbank market plus 2.75%. Term loans may be borrowed until the first anniversary of the date of the Loan Agreement and will be repaid in 48 equal monthly installments of principal and interest from the date of each advance. Term loans will bear interest, at the Company’s option, at either (a) a floating per annum rate equal to Silicon Valley Bank’s prime rate, (b) a per annum rate equal to the rate at which dollar deposits are offered in the London interbank market plus 2.75% or (c) a fixed per annum rate equal to Silicon Valley Bank’s prime rate on the date of the advance. Term loans may be prepaid without penalty, except that fixed rate term loans will be subject to a make-whole premium. A default interest rate shall apply to both revolving loans and term loans during an event of default under the Loan Agreement at a rate per annum equal to 3.0% above the otherwise applicable interest rate. Borrower is also obligated to pay other customary commitment fees and bank expenses for a credit facility of this size and type.
The revolving loans and term loans under the Loan Agreement are secured by a first priority lien on substantially all of the assets of the Company. The Loan Agreement requires the Company to maintain a minimum adjusted quick ratio covenant during the term of the credit facility, a minimum tangible net worth covenant through September 30, 2007 and a minimum fixed charge coverage ratio covenant beginning with the quarter ending December 31, 2007 and continuing through the term of the credit facility. In addition, the Loan Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company’s ability to, among other things, dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens, make investments, make distributions, repurchase stock, and enter into certain transactions with affiliates, in each case subject to customary exceptions for a credit facility of this size and type.
The Loan Agreement includes customary events of default that, include among other things, non-payment of principal, interest or fees, violation of covenants, bankruptcy and insolvency events, cross default to certain other indebtedness, material judgments and inaccuracy of representations and warranties. The occurrence of an event of default could result in the acceleration of the obligations under the Loan Agreement.
The foregoing description of the Loan Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On August 16, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved incentive bonus payouts to the following executive officers of the Company in the amounts set forth below:

Incentive Bonus
Payout Amount
Name and Principal Position	($)(1)
Joshua G. James President and Chief Executive Officer	100,000.00

Michael S. Herring Chief Financial Officer and Executive Vice President	37,500.00

Brett M. Error Chief Technology Officer and Executive Vice President	2,343.75

Christopher C. Harrington President, Worldwide Sales and Client Services	4,166.67

(1)	Represents amounts to be paid based on achievement by the Company of certain sales, revenue and profitability targets established by the Compensation Committee for the quarterly period ended June 30, 2007.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

10.1	Third Amended and Restated Loan and Security Agreement by and between Omniture, Inc. and Silicon Valley Bank dated August 17, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNITURE, INC.
	By:	/s/ Michael S. Herring
Michael S. Herring
Dated: August 20, 2007		Chief Financial Officer and Executive Vice President

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Third Amended and Restated Loan and Security Agreement by and between Omniture, Inc. and Silicon Valley Bank dated August 17, 2007.